Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) dated as of December 22, 2025, is entered into between 65 Dan Road SPE, LLC, a Delaware limited liability company, with an address at c/o Draxxhall Management Corp., 300 Lighting Way, Suite 613, Secaucus, NJ 07094 (“Landlord”), and Organogenesis Inc., a Delaware corporation, with an address at 85 Dan Road, Canton, MA 02020 (“Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of January 1, 2013 (the “Lease”) with respect to the land, buildings and other improvements known as 65 Dan Road, Canton, Massachusetts and agreed to consist of approximately 80,576 rentable square feet (the “Premises”); and

WHEREAS, pursuant to Article Thirty-Eight of the Lease, Tenant exercised its option to extend the term of Lease (the “Term”) from January 1, 2023, to December 31, 2027 (the “First Renewal Term”); and

WHEREAS, and Landlord and Tenant have agreed to further extend the Term for five additional years to December 31, 2032, (the “Second Renewal Term”), upon the terms and conditions stated herein; and

WHEREAS, Landlord and Tenant wish to confirm the Rent payable during the First Renewal Term and set out the process for determining the Rent payable during the Second Renewal Term.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Capitalized Terms. Capitalized terms used herein and without definition, but defined in the Lease, shall have their respective meanings in the Lease.

2. Extension of the Term. The Term is hereby extended for the Second Renewal Term such that the Term shall expire on December 31, 2032, unless extended or earlier terminated pursuant to the Lease, as amended hereby. The original Term, as extended by the First Renewal Term and the Second Renewal Term, is collectively referred to herein as the “Term.”

3. Option to Renew. So long as Tenant is not in default beyond applicable notice and cure periods under the terms and conditions of the Lease at the time of its exercise of this option to renew or at the time of the commencement of the Third Renewal Term (as hereinafter defined), Tenant may, at Tenant’s option, extend the Term of this Lease for one (1) renewal term of two (2) years commencing following the expiration date of the Second Renewal Term (being January 1, 2033) and terminating December 31, 2034 (the “Third Renewal Term”). The exercise of this option to renew the Lease must be made by Tenant, in writing, and delivered to Landlord not later than December 31, 2031. The Third Renewal Term shall be upon the same terms and conditions set forth in the Lease, as amended hereby, except that (a) Rent shall be as set forth in paragraph 4(c) below, and (b) Tenant shall have no further right to extend the Term of the Lease beyond the expiration of the Third Renewal Term.

65 Dan Road, Canton, MA

4.	Rent.

(a)	During the First Renewal Term, Tenant covenanted and agreed with Landlord to pay Rent at the rates set forth below:

Period	RSF	Annual	Monthly
January 1, 2023 – December 31, 2023	$16.50	$1,329,504.00	$110,792.00
January 1, 2024 – December 31, 2024	$16.50	$1,329,504.00	$110,792.00
January 1, 2025 – December 31, 2025	$18.15	$1,462,454.40	$121,871.20
January 1, 2026 – December 31, 2026	$18.15	$1,462,454.40	$121,871.20
January 1, 2027 – December 31, 2027	$19.97	$1,608,699.84	$134,058.32

(b)	During the Second Renewal Term, Tenant covenants and agrees with Landlord to pay Rent as follows:

(i) Rent during the first year of the Second Renewal Term shall be the greater of (1) 103% of the Rent payable during the last year of the First Renewal Term, or (ii) the fair market rental value of the Premises (the “Fair Market Rent”) as of the commencement of the Second Renewal Term as determined in accordance with the process described below, for renewals of premises in the Canton area of equivalent quality, size, utility and location, with the length of the Second Renewal Term, the credit standing of Tenant and all other relevant factors to be taken into account. Landlord shall deliver to Tenant written notice of its determination of the Fair Market Rent for the Premises for the first year of the Second Renewal Term no later than July 1, 2027. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Fair Market Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Fair Market Rent shall be binding on Tenant. If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Fair Market Rent and desires to submit the matter to arbitration, then the Fair Market Rent shall be determined in accordance with the procedure set forth in this clause. In such event, within thirty (30) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Fair Market Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Fair Market Rent in accordance with criteria set forth above pursuant to the following procedure: Landlord’s Appraiser and Tenant’s Appraiser shall each deliver its determination of the Fair Market Rent to the Third Appraiser within twenty (20) days of the appointment of the Third Appraiser. Within ten (10) days after receipt of both of the two determinations of the Fair Market Rent, the Third Appraiser shall render his or her decision of the Fair Market Rent which shall be no higher than the higher of the two determinations and no lower than the lower of the two determinations. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be split by Landlord and Tenant.

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(ii) Notwithstanding the determination of the Fair Market Rent for the Premises for the Second Renewal Term as set forth above, in no event shall the Rent for the first year of the Second Renewal Term be less than 103% of the Rent payable during the last year of the First Renewal Term.

(iii) Rent shall increase by three percent (3%) per annum on each anniversary of the commencement of the Second Renewal Term.

(c) If Tenant exercises its option to extend the Term of the Lease for the Third Renewal Term, during the Third Renewal Term, Tenant covenants and agrees with Landlord to pay Rent as follows:

(i) Rent during the first year of the Third Renewal Term shall be the greater of (1) 103% of the Rent payable during the last year of the Second Renewal Term, or (ii) the Fair Market Rent as of the commencement of the Third Renewal Term as determined in accordance with the procedure set forth in paragraph 4(b), above. Within thirty (30) days after receipt of Tenant’s renewal notice for the Third Renewal Term, Landlord shall deliver to Tenant written notice of its determination of the Fair Market Rent for the first year of the Third Renewal Term. Tenant shall, within thirty (30) days after receipt of such notice, send Landlord a Tenant’s Response Notice indicated whether Tenant accepts or rejects Landlord’s determination of the Fair Market Rent. If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Fair Market Rent shall be binding on Tenant. If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Fair Market Rent and desires to submit the matter to arbitration, then the Fair Market Rent shall be determined in accordance with the procedure set forth in paragraph 4(b), above.

(ii) Notwithstanding the determination of the Fair Market Rent for the Premises for the Third Renewal Term as set forth above, in no event shall the Rent for the first year of the Third Renewal Term be less than 103% of the Rent payable during the last year of the Second Renewal Term.

(iii) Rent shall increase by three percent (3%) on the anniversary of the commencement of the Third Renewal Term.

5. Notice of Lease. Landlord and Tenant agree to execute and Tenant shall have the right to record an amendment to the notice of lease filed with the Norfolk County Registry District of the Land Court as Document No. 1290003 and recorded with the Norfolk County Registry of Deeds in Book 31605, Page 214 to memorialize the extension of the Term set forth in this Amendment.

6. Approval of Lender. Landlord shall use reasonable efforts to obtain and deliver to Tenant the written consent of its lender, Berkshire Bank, to this Amendment.

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7. Ratification. Landlord and Tenant hereby ratify and confirm that all of the covenants, agreements, terms, conditions and other provisions of the Lease are in full force and effect and unmodified, except as altered by this Amendment.

8. Condition of Premises. The parties acknowledge that Tenant is in possession of the Premises and is fully familiar with the condition thereof. Tenant shall continue to occupy the Premises in its “AS-IS”, “WHERE-IS” condition as of the date hereof, without any obligation on the part of Landlord to provide any leasehold improvements to the Premises or provide Tenant with any improvement allowance or other concessions. Tenant represents that Landlord is not in default of the Lease. Execution of this First Amendment shall serve as Tenant’s acceptance of the premises “AS-IS” and no promises by Landlord to alter, remodel, improve, repair, redecorate or clean the Premises, or any part thereof, have been made, and no representation respecting the condition of the Premises or the Building or with respect to the suitability or fitness of either for any purpose, have been made to Tenant.

9. Broker Disclosure. Landlord and Tenant warrant and represent, each to the other, that each has had no dealings with any broker or agent in connection with this First Amendment, and Landlord and Tenant hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim, and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity, for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to this First Amendment or the negotiation thereof. Landlord acknowledges that it shall pay the Broker any fee or commission owed to hereunder pursuant to a separate agreement.

10. Transfers, Successors and Assigns. This First Amendment to Lease shall inure to the benefit of and shall be binding upon Landlord, Tenant and their respective transferees, successors and assigns.

11. Severability. If any provision of this First Amendment shall be deemed partially or wholly unenforceable, such unenforceability shall not affect the remaining provisions hereof, and such effective provisions shall be enforced to the fullest extent permitted by law.

12. No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and is expressly ratified and confirmed by the parties hereto. This First Amendment and the Lease constitute the only agreements between the parties relating to the subject matter hereof, and no representations, promises, understandings or agreements, express or implied, oral or written, not contained herein, shall be of any force or effect. No modification, alteration, change or waiver of any provision of this First Amendment shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced. No waiver at any time of any provision of this First Amendment shall be deemed a waiver of any other provision of this First Amendment at any time, or a waiver of that or any other provision at any other time.

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13. Counterparts. To facilitate execution, this Amendment may be executed in multiple counterparts, all of which when taken together shall be deemed an original and shall comprise one (1) agreement. The counterparts of this Amendment may be executed and delivered by PDF or electronic signature (e.g., DocuSign) by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered as if the original had been received. Each party warrants that the individual executing this First Amendment on behalf of each respective party is duly authorized.

{signature page follows}

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Executed as an instrument under seal as of the date first above written.

TENANT:

ORGANOGENESIS INC.

By:	/s/ Gary S. Gillheeney
Name:	Gary S. Gillheeney
Title:	President

LANDLORD:

65 DAN ROAD SPE, LLC

By:	/s/ Glenn Nussdorf
Name:	Glenn Nussdorf
Title:	Authorized Real Property Signatory

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